Exhibit 99.2

CORPORATE PARTICIPANTS

John Jacunski Glatfelter — EVP and CFO

Dante Parrini Glatfelter — Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Mark Wilde BMO Capital Markets — Analyst

James Armstrong Vertical Research Partners — Analyst

Dan Jacome Sidoti & Company — Analyst

Steve Chercover D.A. Davidson & Co. — Analyst

Debbie Jones Deutsche Bank — Analyst

PRESENTATION

Operator

Good morning. My name is Holly and I will be your conference operator today. At this time we’d like to welcome everyone to the Glatfelter 2015 fourth-quarter earnings release conference call. (Operator Instructions)

I’ll now turn the conference over to John Jacunski. Please go ahead, sir.

John Jacunski - Glatfelter — EVP and CFO

Thank you, Holly. Good morning and welcome to Glatfelter’s 2015 fourth-quarter and full-year conference call.

This is John Jacunski. I’m the Company’s CFO.

Before we begin our presentation I have a few standard reminders. During our call this morning we will use the term adjusted earnings as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2014 Form 10-K filed with the SEC and today’s release, both of which are available on our website, disclose factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today and we undertake no obligation to update them.

Finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - Glatfelter — Chairman and CEO

Thank you, John. Good morning and thank you for joining us to discuss our 2015 fourth-quarter and full-year results.

Our fourth-quarter results reflect a solid finish to a challenging year. As shown on slide 3, we generated adjusted earnings per share of $0.52, an increase of 16% over the prior-year period, including $0.04 per share from a lower tax rate.

And all three of our businesses generated improved operating profit compared to the year-ago quarter. Revenue for the quarter was $413 million, down 1% on a constant currency basis compared to last year. The flat sales reflect stronger shipments in several key segments offset by continued weakness in wallcover and an overall competitive pricing environment.

In Composite Fibers, we continue to grow in key segments such as tea, single-serve coffee and electrical while the difficult situation in the Russian and Ukrainian wallcover markets continues. Excluding the 14% decline in wallcover shipments, composite fiber shipments were up 8% during the quarter.

In the Advanced Airlaid Materials business, demand for our personal care products continued to be stronger than in the first half of the year. Feminine hygiene products were up 6%. Specialty wipes increased 35% compared to the fourth quarter of 2014. Shipments were solid in Specialty Papers this quarter, up 3.5%, outperforming the uncoated freesheet market during the quarter and for the 11th consecutive year.

However, market pricing in commodity grades is well below year-ago levels, reflecting the effects of declining market demand and excess capacity.

We were very successful in 2015 with our cost reduction and continuous improvement initiatives. During the fourth quarter, we generated cost savings of $10 million from these programs and we exceeded our target for the year. These results led to strong cash flow generation in the fourth quarter and our balance sheet remains in great shape with ample liquidity to pursue our growth initiatives.

This concludes my opening remarks. John will now provide a more in-depth review of our fourth-quarter results. I’ll then wrap things up with some closing comments before taking your questions. John?

John Jacunski - Glatfelter — EVP and CFO

Thank you, Dante. For the fourth quarter, we reported net income of $34.3 million or $0.78 per share. After excluding non-core business items we reported net income of $22.9 million or $0.52 per share compared to $0.45 in 2014.

Slide 4 shows a bridge of adjusted earnings per share from the fourth quarter of last year to this year. Composite Fibers had a good quarter with results increasing earnings per share by $0.04, including a negative $0.03 impact from foreign currency translation. Advanced Airlaid Materials results were in line with the year-ago quarter.

Specialty Papers results increased earnings by $0.01 per share including a negative $0.02 impact for foreign currency. Higher corporate costs, driven by the Fox River legal matter, reduced earnings per share by $0.02 and a lower tax rate increased earnings per share by $0.04.

Slide 5 shows a summary of the fourth-quarter results for the Composite Fibers business. As Dante mentioned, our wallcover business continued to see weakness in the Russian and Ukrainian markets, resulting in a shipment decline of 14% this quarter.

All other market segments in this business continued to perform very well with shipping volumes up 8%. Our success in these markets improved our capacity utilization and, when combined with our efficiency improvement and cost reduction initiatives, drove an expansion in operating margin to 12%.

Total revenue for this business was $132 million, a decrease of 1.5% on a constant currency basis compared to last year with overall shipping volumes down slightly. Lower selling prices, primarily in wallcover and food and beverage, negatively impacted operating profit by $2.4 million compared to the fourth quarter of last year. The lower selling prices were offset by lower prices for raw materials and energy.

Demand for tea and single-serve coffee products continued to be solid with shipping volume up 6% compared to the year-ago quarter. Technical specialty shipments were up 8%, driven by demand for electrical products, and composite laminate shipments were up 17%.

We had another solid quarter from an operating perspective. Excluding wallcover, production volume was up 19%. This resulted in less machine downtime to meet stronger demand and better production efficiency. The business also generated cost benefits from lower maintenance spending, cost reduction initiatives and continuous improvement in projects.

Overall, these items added $4.4 million to operating profit for the quarter. This resulted in operating profit improving 17% for the quarter to $15.9 million including a negative currency impact of $1.7 million.

For the first quarter of 2016, when compared to the fourth quarter, we expect shipping volumes, selling prices and raw material and energy prices all to be in line with the fourth quarter. Our maintenance spending is likely to be about $1 million higher and we do not expect to benefit from our currency hedging program during the quarter.

Advanced Airlaid Materials results are summarized on slide 6. This business performed well during the quarter with improved demand and operating margins compared to the same quarter a year ago. Revenue during the quarter was $61.6 million, up 1% on a constant currency basis compared to last year with shipments up 4%.

In the feminine hygiene market shipments were up 6%. For the adult incontinence market, shipments were down significantly as the year-ago quarter included heavier demand to support a customer product launch. Shipments of specialty wipes were up 35% and we expect continued growth in this segment as the Airlaid technology continues to gain share in this market.

Operating income for this business increased to $6 million compared to $5.8 million last year. Lower raw material and energy costs more than offset the impact of lower selling prices.

On the operating side, a one-time benefit in the year-ago period, downtime for incremental capacity projects and general inflation reduced operating profit for the quarter by $1.5 million.

For the first quarter of 2016, we expect shipping volumes, average selling prices and raw material prices all to be in line with fourth quarter.

Slide 7 provides a summary of the results for Specialty Papers. The shipments for Specialty Papers increased 3.5% when compared to the fourth quarter of last year. Growth in book publishing and non-carbonless forms products more than offset declines in envelope, engineered products and carbonless products. Selling prices in the white paper markets were slightly lower than the third quarter but well below the fourth quarter of last year, resulting in a $4 million impact to operating profit.

In addition, the weak Canadian dollar created a negative FX impact of $900,000 in the quarter, related to sales denominated in its currency. However, the negative selling price impact was offset by lower prices for raw materials and energy.

From an operations perspective, the benefit of our cost reduction measures and continuous improvement initiatives, lower maintenance spending along with lower SG&A costs, generally offset the impact of lower pulp production for the quarter. The net result was a $300,000 improvement in operating profit compared to the year-ago quarter.

For this business in the first quarter we expect shipping volumes to be approximately 5% lower than the fourth quarter. Selling prices are expected to decline slightly as industry operating rates, inventory levels and demand declines continue to create a competitive market environment. We expect input cost to remain in line with the fourth quarter.

Slide 8 shows corporate costs and other financial items. During the fourth quarter we sold our remaining timberlands in Virginia and Pennsylvania, which totaled approximately 14,000 acres, for $22 million, recognizing a pretax gain of $18 million. This item is excluded from adjusted earnings. We have about 8,000 acres of timberlands remaining, all located in Delaware.

Corporate costs for the fourth quarter were up compared to last year, reflecting higher legal costs for the Fox River matter.

Slide 9 shows our free cash flow. During the fourth quarter, we generated adjusted free cash flow of $43 million, down from $61 million in the fourth quarter of last year with the decline driven by movements in working capital.

For the full year, we generated adjusted free cash flow of $54 million, well ahead of the year-ago period. Lower cash utilization for working capital more than offset the lower EBITDA generation in comparison.

Capital expenditures have increased, primarily due to investments for boiler environmental compliance projects. And our full-year spending on the Fox River remediation totaled $9 million.

Slide 10 shows some balance sheet and liquidity metrics. Our net debt on December 31 totaled $259 million, down $46 million from the end of 2014. We finished the year with $105 million of cash and $248 million available under our revolving credit facility. Our balance sheet remains in good shape with leverage on a net debt basis of 1.6 times at December 31.

We believe this provides sufficient liquidity to meet our near-term investment needs and to continue to execute our growth strategies.

And finally, slides 11 and 12 provide some guidance on capital expenditures and pension expense. We have two major capital programs in process. In 2016 we expect to spend $40 million to $45 million in capital as we finish the boiler environmental compliance projects in Pennsylvania and Ohio. Some payments related to these projects are also expected in early 2017.

We also expect to incur testing and startup costs of approximately $7 million in 2016 as we switch out the boiler systems in preparation for full operation. We will be excluding these costs from adjusted earnings.

In addition, we will be spending $40 million to $45 million of the expected $80 million investment for the new Airlaid facility in the United States that we announced in December. Over the next two years we will incur approximately $6 million of start-up costs for this project that we will also exclude from adjusted earnings when reporting our results.

On slide 12, you can see our pension plan remains overfunded by $53 million. We estimate our pension expense to be $4.6 million in 2016, about half of the 2015 expense. And we do not expect to make any cash contributions for the foreseeable

This concludes my comments. And I will turn the call back to Dante.

Dante Parrini - Glatfelter — Chairman and CEO

Thanks, John. 2015 was a very challenging year for Glatfelter as we navigated significant macro-level headwinds while, at the same time, we successfully served the needs of our customers, controlled costs and improved overall safety performance.

As shown on slides 13 and 14, adjusted earnings per share finished at $1.34 versus $1.55 last year. This decline was largely driven by the impact of foreign currencies, which negatively impacted earnings by $0.22 per share.

Market pricing was very competitive in most of our product segments and negatively impacted earnings by $0.32 per share. Wallcover shipments were down 20% as a result of the weak economic environment in Russia and Ukraine, and our hygiene market had a sluggish first half.

Despite these challenges we delivered solid growth in key product segments, including 5% increase in Food and Beverage products, an 11% increase in Composite Laminates and a 10% improvement in Technical Specialties. In our Advanced Airlaid Materials business we saw a 44% boost in specialty wipes after a sluggish first half of the year. And we grew our feminine hygiene shipment 6% in the fourth quarter. And shipments for Specialty Papers were flat for the year, which beat the broader uncoated freesheet market for the 11th consecutive year.

We continue to see solid growth opportunities across much of our business in 2016. In Composite Fibers we are leveraging prior investments to increase capacity in our continuous improvement initiatives to support continuing growth in our core segments. The flexibility of these assets will allow us to continue to grow in tea, single-serve coffee, Composite Laminates and electrical markets. Our Airlaid business has been strong with growth in specialty wipes in North America, and our hygiene business returned to growth in the fourth quarter.

Driven by this growth, we announced in December a plan to build a new Airlaid facility in the United States. We are progressing with site selection and contractor and equipment supply arrangements. We expect to complete the facility in the fourth quarter of 2017 with commercial shipments beginning in the first quarter of 2018.

This facility will bring 22,000 tons of additional capacity to these growing markets.

During 2015, we aggressively executed our enterprise-wide cost reduction and continuous improvement initiatives. We reduced our workforce by 3.1%, improved productivity, lowered downtime and broke rates and worked closely with our suppliers to reduce waste and drive down costs of purchased goods and services. As a result of these initiatives, we generated $31 million in total cost reductions, exceeding the upper end of our target range.

We also generated solid free cash flow for the year, as shown on slide 15. This allowed us to fund the environmental compliance projects in Specialty Papers and increase our dividend for the third consecutive year. We did this while also reducing net debt by $46 million.

We have a strong balance sheet with adequate liquidity to execute our capital projects and growth initiatives in 2016.

Although I’m disappointed with our overall earnings in 2015, I am very pleased with the result of Glatfelter people, as we confronted our challenges head on with focused determination. We worked diligently to grow key areas of our business, drove our continuous improvement and cost reduction initiatives and achieved our workforce reduction targets, which all helped to mitigate the effects of significant external factors.

We remain focused on executing our long-term growth strategy with continued emphasis on winning in our core segments by enhancing our leading positions in growing markets around the world, including the pursuit of acquisitions. Our growth will be supplemented by introducing differentiated and cost-competitive new products, providing superior customer service and executing strong cost control measures. I believe this approach will serve our business well as we continue to position Glatfelter for future success.

At this point I will open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Mark Wilde, BMO Capital Markets.

Mark Wilde - BMO Capital Markets — Analyst

Dante, is it possible to get a sense of the product mix coming off of the new Airlaid operation?

Dante Parrini - Glatfelter — Chairman and CEO

Yes. So the machine is being designed to produce high-value, lower basis weight products and will focus predominantly on the broader specialty wipes category.

Mark Wilde - BMO Capital Markets — Analyst

So it will be wipes as opposed to core material, which was the original base in Canada and Germany?

Dante Parrini - Glatfelter — Chairman and CEO

Right. So we will have a much larger platform so we will be able to establish centers of excellence between the Gatineau, Canada facility and the southern US facility.

Mark Wilde - BMO Capital Markets — Analyst

Okay. And does this mean you are shifting the focus of this business a bit?

Dante Parrini - Glatfelter — Chairman and CEO

I wouldn’t say shifting — I’d say growing. So this is a platform that is serving markets that are growing at 5% per year both in hygiene as well as wipes.

In North America the airlaid substrate is a form factor of choice for the growing specialty wipes category, and we have strong working relationships with some of the key market makers.

And so as we looked at opportunities to invest in organic growth, we saw this as a good opportunity and very timely. And it’s consistent with what we’ve described in the past in terms of how we envision continuing to grow Glatfelter.

Mark Wilde - BMO Capital Markets — Analyst

Okay. And just in light of the situation in the Ukraine and Russia, since it doesn’t look like there’s any short-term answer there, can you just talk about what this means in terms of the Dresden facility and whether you need to rethink how that operation is used?

Dante Parrini - Glatfelter — Chairman and CEO

Well, certainly the uncertainty and volatility in Russia and Ukraine is top of mind. And the Dresden facility is a low-cost producing facility. It’s run exceptionally well. We have gathered a team together to focus on areas where we can create even more cost-competitive cost structure and look at ways to round out the product portfolio to have fit-for-purpose offerings for certain regions of the world when you’ve got economies in recession and very volatile and weakened currencies.

So the product category itself, big picture, we still see the markets growing globally. Over time we like our leading share position, which is just under 50% market share. And in terms of its profitability profile, although substantially impacted over these turns of events over the last, say, six quarters or so, it still is a contributor to CFBU and fits our profile.

Mark Wilde - BMO Capital Markets — Analyst

Okay. Just two final ones — a timeline on that remaining 8,000 acres of timber land down in Delaware: is that something we might expect to see you monetized over the next 12 to 18 months, or it’s still a little more of an open question?

John Jacunski - Glatfelter — EVP and CFO

Mark, I think it’s a little bit more of an open question. As we have done with our other timberlands, we will continue to stay abreast of the conditions in the market and look for opportunities to get what we think is appropriate value. And when we can do that, we’ll sell them.

The properties we have remaining, the 8,000 acres — about half of that are eased lots that have restrictions on commercial and residential development. So the market for those is a little bit more restricted.

But we will continue to do what we’ve been doing, which is try to make sure we get appropriate value. And when we see the opportunity to do that, we will sell it. And as you know, our balance sheet is in very good shape. So we can take the appropriate amount of time and make sure we get the appropriate value.

Mark Wilde - BMO Capital Markets — Analyst

Yes, sure. And then finally, John, can you give us a little update on the Fox River situation, what we might expect for remediation costs in 2016 and then whatever you can tell us about where the legal case sits right now?

John Jacunski - Glatfelter — EVP and CFO

Sure. So since our last call in early November, there has really only been one significant development, and that is that the trial date for the case was moved to January 2017. It had previously been scheduled for July of 2016.

So there has been about a six-month delay, and that’s just driven by the time required for discovery and depositions in what is a fairly complex case.

As far as 2016 remediation, our view really hasn’t changed. We made an accrual last year of $10 million. We believe that our contribution to the 2017 remediation will be no more than $10 million — I’m sorry, 2016 remediation will be no more than $10 million and could possibly be less.

So, we haven’t really changed our view on that.

Mark Wilde - BMO Capital Markets — Analyst

Okay. That’s helpful, guys. Good luck in 2016.

Operator

James Armstrong, Vertical Research Partners.

James Armstrong - Vertical Research Partners — Analyst

Congrats on a good quarter. First question is, given your diverse geography, what effect, if any, are you seeing from the anti-dumping rulings for uncoated freesheet in the US thus far?

Dante Parrini - Glatfelter — Chairman and CEO

Well, as you may be aware, there have been anti-dumping and countervailing duties levied against certain countries that were importing into the US markets. I would say generally speaking it has had a positive effect on slowing down the rate of imported papers and creating a little bit more stability in the floor where some of these commodity white papers are trading. It was really focused on cut sheet papers, where we have a very small market share.

And there are other plays that have much bigger, but we chose to get involved because we thought fundamentally it was the right thing to do. So, we see it as a positive. But we still have the broader issue of declining demand and excess capacity, which, as you know, has retarded selling prices in general.

James Armstrong - Vertical Research Partners — Analyst

Yes, okay. And then coming back to wall coverings, can you remind us when this demand decline started, which quarter? In other words, when do the comps start to get easier? And do you see any end in sight to the current declines that we’ve seen?

John Jacunski - Glatfelter — EVP and CFO

Yes, James. From a comparable standpoint, I would say this started primarily about a year ago, fourth quarter. So fourth-quarter 2014, maybe a little impact in the third quarter of 2014. So we’ve been through about a full year, and so the comps obviously will get a little bit easier in 2016 compared to last year.

It remains a pretty volatile situation if you look at what has happened with the ruble. The value has continued to decline and reaching some pretty difficult levels compared to the Euro at about RUB90. So, we don’t really see much of a change.

It’s a little bit hard to predict when it might change because it’s really driven by some of the political issues between Russia and Ukraine, as well as oil prices that are affecting the ruble and then affecting the broader economy. So, it’s a little bit difficult to have a clear crystal ball as to where this is heading. But certainly the comps will get easier starting the first quarter of this year.

James Armstrong - Vertical Research Partners — Analyst

Okay, two quick ones to follow up — can you remind us, do you have any currency hedging in place for the first quarter? I know your guidance didn’t assume any benefit or costs associated with that but I just wondered if you have anything in place.

John Jacunski - Glatfelter — EVP and CFO

We do have hedges in place, although the strike price of those hedges is consistent with where the trading value is today, so right around that 112 range is where our hedging is. So we don’t expect any impact from those hedges this quarter.

James Armstrong - Vertical Research Partners — Analyst

Okay. And then lastly, on acquisitions, where does it lie on your use of capital versus buybacks and paying down debt? And what does the pipeline look like?

Dante Parrini - Glatfelter — Chairman and CEO

Yes, so happy to comment on that. As you know, acquisitions are an important component of our growth strategy. We do have an ongoing process that identifies and assesses targets.

As you might appreciate, we can’t really get into any specifics about what the pipeline looks like. Most likely targets will be businesses that enhance our existing engineered materials business or adjacencies that expand our portfolio and help us build additional growth platforms. And we have been and will continue to be very disciplined with our process. And we’ve got balance sheet capacity that gives us the latitude to execute when we find the right opportunity.

And we’re committed to growing our Company but we’re not going to compromise our standards or make a bad deal.

As it pertains to uses of cash, if you think about our cash flow profile and expected cash needs over the near term, we’ve got to finish our Boiler MACT environmental compliance. As John said, there will be $40 million to $45 million spent this year.

We announced capacity expansion for the Airlaid business. We had been signaling this for some time and now we are in the process of executing that. That’s an $80 million project. That $40 million to $45 million will be spent this year as well.

So we want to support our dividend. And although we believe that we have very strong defenses for the ongoing Fox River liability, we have to be mindful of any short-term funding dynamics.

So, I think these are all things that we and the Board take into consideration. And of course the Board always has the prerogative to update the priorities as circumstances change.

James Armstrong - Vertical Research Partners — Analyst

All right, thank you very much.

Operator

Dan Jacome, Sidoti & Company.

Dan Jacome - Sidoti & Company — Analyst

Thanks for taking the question. A lot of them have been answered, but just going back to wallcover can you break out how much of the erosion last year was just strictly from the weaker currency and how much was perhaps on an organic decline for the product, if you are seeing that at all?

John Jacunski - Glatfelter — EVP and CFO

Yes. I don’t have the specific currency number for wallcover. For the year our volumes were down 20%. We also had some price erosion, of course, the FX impact. But I don’t have that specific breakdown. I can follow up with you after the call on that.

Dan Jacome - Sidoti & Company — Analyst

Okay. No, that’s helpful anyway. And then just going back to the Airlaid investment, are you at liberty to say how long that customer purchase commitment is for? I know that when you initially released this news in December, it sounded like that you already had a customer lined up to buy a majority of the capacity.

John Jacunski - Glatfelter — EVP and CFO

Yes. I think, as you might be able to appreciate, we have confidentiality arrangements with our customers. So I can’t get deep into the contract at all but I can tell you it’s more than a year. But I can’t really go further than that.

Dan Jacome - Sidoti & Company — Analyst

Okay. No, I definitely appreciate it. And then lastly, I think you mentioned capacity utilization rates on the commodity grade papers are running suboptimal. Do you know what the operating rates are?

John Jacunski - Glatfelter — EVP and CFO

You are speaking to our Specialty Papers business?

Dan Jacome - Sidoti & Company — Analyst

Yes, in the Specialty Papers segment. I think you called out just the commodity grades that are running suboptimal operating rates. And I was wondering what exactly that was because, if you look at the uncoated market I believe it’s running in the low 90s. So I was just looking at what the difference was in those two types.

John Jacunski - Glatfelter — EVP and CFO

Sure. So we do not take any downtime in the fourth quarter in our Specialty Papers business and we don’t expect to take any downtime in the first quarter. We have generally been — I think, as I mentioned, we grew — in the fourth quarter we saw book publishing products was up and our non-carbonless forms products grew, and that offset declines in our other product lines.

So we are currently essentially running at capacity. And we have been able to, as I described, generate some growth in certain product lines to offset the overall decline. So we haven’t had any downtime in Q4 and we don’t expect any in Q1.

Dan Jacome - Sidoti & Company — Analyst

Okay, great. Thanks a lot.

Operator

(Operator Instructions) Steve Chercover, D.A. Davidson.

Steve Chercover - D.A. Davidson & Co. — Analyst

I was just wondering, can you explain how backend-loaded the 2015 cost saving initiative was? I know you got $10 million in Q4. Because — like how should we model it in terms of maybe what costs were associated with getting it and how it’s going to benefit 2016 and in what segments?

John Jacunski - Glatfelter — EVP and CFO

Sure. So I think, as you mentioned, the run rate or what we achieved in the fourth quarter was $10 million. And the guidance we provided from Q4 to Q1 — was from Q4 to Q1. So we generated $31 million in total, so it was a little bit backend-loaded. But I think the $10 million number for Q4 is what we’d expect to sustain as we go forward.

As far as a breakdown by business, again, I do not have that in front of me. But I can certainly follow up with you, Steve, to give you a sense for that. But it’s embedded in the guidance we provided for Q1.

Steve Chercover - D.A. Davidson & Co. — Analyst

Okay, so we’ll follow up. But it has also trickled into the business units?

John Jacunski - Glatfelter — EVP and CFO

Sure, yes.

Steve Chercover - D.A. Davidson & Co. — Analyst

Okay, got it. Thank you for that. And then (inaudible) ask this. Are there any benefits, whether it be capacity expansion or cost reduction, associated with the Boiler MACT project?

John Jacunski - Glatfelter — EVP and CFO

No, no. Generally speaking, it’s a breakeven type project from a cost perspective. So we have some cost benefits, but it’s offset by higher fuel costs. So essentially it’s about a neutral going forward. We obviously will have some depreciation expense from those investments, but from an operating cost perspective, it’s a neutral.

Steve Chercover - D.A. Davidson & Co. — Analyst

It’s a license to do business.

John Jacunski - Glatfelter — EVP and CFO

Correct.

Steve Chercover - D.A. Davidson & Co. — Analyst

Okay. And finally, the second half run rate in Airlaid was pretty good. Is that sustainable into 2016?

John Jacunski - Glatfelter — EVP and CFO

Yes. I think that — obviously, we only gave guidance for Q1 but our guidance was — it will lead you to the fact that we expect volumes in Q1 to be in line with Q4, and pricing should be in line. So we expect it’s sustainable.

Steve Chercover - D.A. Davidson & Co. — Analyst

Very good, thank you very much.

Operator

Debbie Jones, Deutsche Bank.

Debbie Jones - Deutsche Bank — Analyst

Another couple questions about slide 11, the first one on the boiler compliance. What drove the incremental spend? I think it was a little in 2016 and then the addition in 2017. I can’t recall if you said this, but is that complete in 2017? And also is it just related to one plant or is it both of yours in North America?

John Jacunski - Glatfelter — EVP and CFO

Yes, the spending is in both of our North American facilities, Pennsylvania and Ohio. We have adjusted the estimates based on what our actual spend is. So in 2015 we spent $27 million, where I think we had been guiding more like $35 million to $40 million. So we spent less there and we have made adjustments. We will largely finish these projects in 2016. Certainly Ohio will get started up. Pennsylvania will certainly get tested and maybe started up before the end of the year.

The spending in 2017 is really just the final cash flow from work that will be completed largely by the end of 2016. So the total project cost estimate has not changed; it’s still $85 million to $90 million. But how we are incurring that cash flow has changed a little bit.

Debbie Jones - Deutsche Bank — Analyst

Okay, thanks. That’s helpful. And then on the one-time cost estimates related to the capacity expansion, is that — ? I infer there that that’s related to your existing facilities and then maybe there are some things going on there that would impact that because you wouldn’t have started your new capacity yet.

John Jacunski - Glatfelter — EVP and CFO

Yes, so that’s — the $2 million in 2016 and $4 million in 2017 is driven primarily by the need to hire and train a workforce at the new facility and then the actual start-up process. So that’s why there are some costs in 2016. We will need to begin that hiring and training process as we go through the second half of 2016 so that we can meet the start-up timeframe and get folks trained on the operation of the equipment.

Debbie Jones - Deutsche Bank — Analyst

Thanks for that color. And then my last question, on Composite Fibers — the price erosion this year — would you just say that that’s primarily just related to the Russia-Ukraine exposure? And then what should we think about that looking through 2016? Would you say pricing is more stable in the rest of your markets? Or how should we think about that?

John Jacunski - Glatfelter — EVP and CFO

Debbie, I would say that certainly the wallcover market we saw price erosion and then we also saw erosion in some of the food and beverage, due to some competitive situations. But I would say that in Q4 compared to Q3 we were largely flat on pricing. So we believe that much of the price erosion or all that price erosion is largely behind us and that we ought to see better stability as we go through 2016.

Debbie Jones - Deutsche Bank — Analyst

Okay, thank you very much. I’ll turn it over.

Operator

Mark Wilde, BMO Capital Markets.

Mark Wilde - BMO Capital Markets — Analyst

I’ve got a couple of follow-ups. One, Dante, is it possible to get a sense of year-over-year volume in that trade book section? We’ve heard some things to suggest maybe the erosion in the book market may have eased. I wonder if you are seeing that.

Dante Parrini - Glatfelter — Chairman and CEO

John will give us the exact data. But what I can tell you is that we have seen a bit of a leveling out as to which parts of the book industry have moved to groundwood and which are staying on permanent freesheet papers. In some cases there have been categories of titles and publications that initially switched to groundwood but then moved back to permanent papers. So I think there has been a bit of a settling out and we do not see a conversion rate that we had experienced in previous years. So I think the market has settled down a bit.

I don’t know, John, do you have the exact — ?

John Jacunski - Glatfelter — EVP and CFO

I don’t have it just specific to trade book. So I’ll need to follow up with that.

Mark Wilde - BMO Capital Markets — Analyst

Okay. I wondered, Dante, just generally whether the penetration of the e-book is slowing down at all.

Dante Parrini - Glatfelter — Chairman and CEO

It is, yes. Big picture, most of these product segments are still declining 3.5% to 4%. You do get some quarter-to-quarter and year-over-year variation. Those are the operating assumptions that we are using for these businesses. But for certain we’ve seen a slowdown in e-books and a slowdown in the cannibalization of freesheet by ground wood papers and in some cases a reversal of moving away from ground wood papers back to freesheet.

Mark Wilde - BMO Capital Markets — Analyst

Okay. And then the final question I had is maybe an update on activity within the single-serve coffee and tea markets. And when you do that, maybe just any thoughts on this change in ownership at Green Mountain and whether that has any implications for Glatfelter?

Dante Parrini - Glatfelter — Chairman and CEO

Sure, happy to give you some commentary. So single-serve coffee is an important segment for us and we have a leading global share position that we estimate in the 70% range or so. I think the category is still growing and we expect that to continue. The growth rates have slowed down as the base continues to get bigger.

So, right now we are estimating single-serve coffee to grow around 4% a year or so. The announced acquisition of Keurig — the holding company that’s acquiring them is a business — they own other businesses that we do businesses with, so we know them and have constructive working relationships with them. So we intend to continue to be the global leading supplier in single-serve coffee and we don’t envision there being any real difficulties or challenges getting acquainted with Keurig’s new owner.

Mark Wilde - BMO Capital Markets — Analyst

Okay. And then what about over on teabag?

Dante Parrini - Glatfelter — Chairman and CEO

Yes, so we still see the teabag market growing at about 3% per year globally. Our market share is a little over 50% worldwide. And we continue to do well in that particular business, both on the heat seal and non heat seal. And we expect that market to continue to grow. And as I commented earlier, our food and beverage sales, up 5%, are a good recent example of that, notwithstanding all the geopolitical and foreign currency volatility that we experienced in 2015.

Mark Wilde - BMO Capital Markets — Analyst

Okay, that’s helpful. And good luck in 2016.

Operator

That will conclude the Q&A portion of today’s conference call. I’ll turn the conference over to Dante for closing remarks.

Dante Parrini - Glatfelter — Chairman and CEO

All right. Thank you for joining our call today and we look forward to speaking with you again next quarter. Have a good day.

Operator

Once again, we would like to thank you for dialing in for today’s Glatfelter 2015 fourth-quarter earnings release conference call. You may now disconnect.